Exhibit 99.1

 FOR IMMEDIATE RELEASE

August 26, 2024

Iris Acquisition Corp (Nasdaq: IRAA) (the “Company”) today announced that as previously reported, the Company received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company had failed to comply with Nasdaq Listing Rule IM-5101-2 (“Rule IM-5101-2”), which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement (the “Nasdaq Deadline”). The Company submitted a request for a hearing with Nasdaq to appeal the delisting determination on March 12, 2024. On May 2, 2024, the Company received a written notice from the Listing Qualifications Department of Nasdaq, notifying the Company that because it no longer met the minimum 500,000 publicly held shares requirement for The Nasdaq Capital Market under Nasdaq Listing Rule 5810(d)(2), this deficiency was an additional basis for delisting and the Company would also need to address this deficiency at the Hearing. On May 21, 2024, the Company received a response from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request for continued listing on The Nasdaq Capital Market. The Company has until September 3, 2024, to demonstrate compliance with all applicable requirements for initial listing on The Nasdaq Global Market by the Company’s successor, Iris Parent Holding Corp.

On August 21, 2024, the Company received a written notice (the “Notice”) from Nasdaq that pursuant to Nasdaq Listing Rule 5810(d)(2), the Company’s failure to timely file Form 10-Q for the quarter ended June 30, 2024 (the “Q2 2024 Form 10-Q”) by August 19, 2024 serves as an additional basis for delisting. On August 23, 2024, the Company filed the Q2 2024 Form 10-Q.

Pursuant to the Notice, the Company must present its views with respect to this additional deficiency to the Panel in writing no later than August 28, 2024.

The Company intends to present its views with respect to this additional deficiency to the Panel in writing no later than August 28, 2024.

Cautionary Note Concerning Forward-Looking Statements

Certain information contained in this report consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “will,” “would,” “may,” “intends,” “anticipates,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that Nasdaq will grant the Company any relief from delisting or that the Company can ultimately meet applicable Nasdaq requirements for any such relief, that the Company will regain compliance with the Nasdaq Listing Rules in the future, or otherwise meet Nasdaq compliance standards. The forward-looking statements contained in this report speak only as of the date of this report and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this report, unless required by law.

Company Contact

Marketing & Communications Team

ssg@arrcap.com

Attn: Omkar Halady

Tel: +971 4 3966949